Exhibit A

January 1, 2016

As Amended: December 15, 2017

The following Funds are covered under this agreement:

Rational Dividend Capture Fund
Rational Risk Managed Emerging Markets Fund
Rational Hedged Return Fund
Rational Dynamic Brands Fund
Rational Strategic Allocation Fund
Rational Dividend Capture VA Fund
Rational Insider Buying VA Fund
Rational Dynamic Momentum VA Fund
Rational Iron Horse Fund
Rational Dynamic Momentum Fund
Rational Select Asset Fund
Rational Income Opportunities Fund
Rational NuWave Enhanced Market Opportunity Fund
Trend Aggregation Dividend and Income Fund
Trend Aggregation Growth Fund

Mutual Fund and Variable Insurance Trust

By: _/s/ Stephen Lauchenauer____

Print Name: Stephen Lachenauer

Title: Trustee

MFund Services LLC

By: _/s/ Jerry Szilagyi__________

Print Name: Jerry Szilagyi

Title: CEO